Filed Pursuant to Rule 424(b)(5)
Registration No. 333-84931

$200,000,000

Debt Securities

We may offer from time to time unsecured debt securities in the form of either senior or subordinated debt. Senior debt includes our notes, debt and other evidences of unsecured indebtedness, which are for money borrowed and are not subordinated. Subordinated debt, designated at the time it is issued, is entitled to interest and principal payments after the senior debt payments.

The specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and the applicable supplements carefully before you invest.

We urge you to read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision. This prospectus may not be used to make sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the debt securities, or we may distribute them through underwriters or dealers. In addition, the underwriters may over-allot a portion of the debt securities.

Investing in our securities involves certain risks. See “Risk Factors” on page 4 of this prospectus for information on where you can find a discussion of risks applicable to us and an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Our principal office is located at 3850 Hamlin Road, Auburn Hills, Michigan 48326. Our telephone number is (248) 754-9200. Our website can be found at www.borgwarner.com.

The date of this prospectus is October 30, 2006.

TABLE OF CONTENTS

Forward-Looking Statements	2
About this Prospectus	4
About BorgWarner Inc.	4
Risk Factors	5
Use of Proceeds	11
Ratio of Earnings to Fixed Charges	11
Description of Debt Securities	11
Description of Common Stock	27
Legal Ownership and Book Entry Issuance	34
Plan of Distribution	37
Legal Matters	38
Experts	38
Where You Can Find More Information	39
Incorporation of Documents by Reference	39

We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offer contained in this prospectus and any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by BorgWarner Inc. or any underwriters. This prospectus and any accompanying prospectus supplement do not constitute any offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus, including without limitation, statements containing the words “believes,” “anticipates,” “hopes,” “intends,” “expects,” “will,” “plans,” and other similar words may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact contained or incorporated by reference in this prospectus, that we expect or anticipate will or may occur in the future, including, without limitation, statements included in this prospectus under “About BorgWarner Inc.” and located elsewhere in this prospectus regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those described in the section entitled “Risk Factors” in this prospectus or supplements to be provided with this prospectus, as well as other factors that might be described from time to time in our reports filed with the SEC, that may cause our actual results to differ materially from expectations.

Consequently, all of the forward-looking statements contained or incorporated by reference in this prospectus are qualified by these cautionary statements, and there can be no assurances that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us and our subsidiaries or our business or operations. Given these uncertainties, prospective investors are cautioned not to place undue reliance on those forward-looking statements. All subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by any of those factors described above and in the documents containing such forward-looking statements. We disclaim any obligation to update or to announce publicly any updates or revisions to any of the forward-looking statements contained or incorporated by reference in this prospectus to reflect any change in our expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying the statements.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that particular offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. Prospectus supplements may also add, update or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

The information in this prospectus speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

References in this prospectus to the terms “we” or “us” or other similar terms mean BorgWarner Inc. unless we state otherwise or the context indicates otherwise.

ABOUT BORGWARNER INC.

We are a leading global supplier of highly engineered systems and components primarily for powertrain applications. Our products help improve vehicle performance, fuel efficiency, air quality and vehicle stability. They are manufactured and sold worldwide, primarily to original equipment manufacturers of light vehicles (i.e., passenger cars, sport-utility vehicles, cross-over vehicles, vans and light trucks). Our products are also manufactured and sold to original equipment manufacturers of commercial trucks, buses and agricultural and off-highway vehicles. We also manufacture and sell our products into the aftermarket for light and commercial vehicles. We operate manufacturing facilities serving customers in the Americas, Europe and Asia, and are an original equipment supplier to every major automaker in the world.

Our products fall into two reportable operating segments: Engine and Drivetrain. The Engine segment’s products include turbochargers, timing chain systems, air management, emissions systems, thermal systems, as well as diesel and gas ignition systems. The Drivetrain segment is comprised of all-wheel drive transfer case, torque management systems, and components and systems for automated transmissions.

Our executive offices are located at 3850 Hamlin Road, Auburn Hills, Michigan 48326. Our telephone number is (248) 754-9200. Our website can be found at www.borgwarner.com.

Additional information regarding us, including our audited financial statements and descriptions of our business, is contained in the documents incorporated by reference in this prospectus. See “Where You Can Find More Information” below and “Incorporation of Documents by Reference” below.

RISK FACTORS

An investment in our debt securities involves a high degree of risk. In addition to the other information included in this prospectus, the prospectus supplement applicable to each series of debt securities we offer will contain a discussion of risks applicable to an investment in our company and to the particular debt securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed below and under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also refer to the discussion above under the heading “Forward-Looking Statements.”

You should carefully consider the following factors before you make any decision to invest in the securities described in this prospectus and any accompanying prospectus supplement:

Our industry is cyclical and our results of operations will be adversely affected by industry downturns

Automotive and truck production and sales are cyclical and sensitive to general economic conditions and other factors. Significant reduction in automotive or truck production would have a material adverse effect on our sales to original equipment manufacturers and our financial position and operating results.

We are dependent on sport utility vehicle and light truck market segments

Some of our products, in particular four-wheel drive transfer cases, are currently used exclusively in four-wheel drive systems for sport utility vehicles and light trucks. For 2005, for example, sales of rear-wheel drive transfer cases represented 12% of our total consolidated revenue. Any significant reduction in production in this market segment or loss of business in this market segment would have a material adverse effect on our sales to original equipment manufacturers and our financial position and operating results.

We face strong competition

We compete worldwide with a number of other manufacturers and distributors that produce and sell products similar to ours. Price, quality and technological innovation are the primary elements of competition. Our competitors include vertically integrated units of our major original equipment manufacturer customers, as well as a large number of independent domestic and international suppliers. We are not as large as a number of these companies and do not have as many financial or other resources. The competitive environment has changed dramatically over the past few years as our traditional U.S. original equipment manufacturer customers, faced with intense international competition, have expanded their worldwide sourcing of components. As a result, we have experienced competition from suppliers in other parts of the world that enjoy economic advantages, such as lower labor costs, lower health care costs and, in some cases, export or raw materials subsidies. Increased competition could adversely affect our businesses.

We are under substantial pressure from original equipment manufacturers to reduce the prices of our products

There is substantial and continuing pressure on original equipment manufacturers to reduce costs, including costs of products we supply. Although original equipment manufacturers have indicated that they will continue to rely on outside suppliers, a number of our major original equipment manufacturer customers manufacture products for their own uses that directly compete with our products. These original equipment manufacturers could elect to manufacture such products for their own uses in place of the products we currently supply. We believe that our ability to develop proprietary new products and to control our costs will allow us to remain competitive. However, we cannot assure you that we will be able to improve or maintain our gross margins on product sales to original equipment manufacturers or that the recent trend by original equipment manufacturers towards increased outsourcing will continue.

Annual price reductions to original equipment manufacturer customers appear to have become a permanent feature of our business environment. In 2005 and 2004, the combination of price reductions to customers and cost increases for material, labor and overhead, totaled approximately $139.6 million and $127.8 million, respectively. To maintain our profit margins, we seek price reductions from our suppliers, improve production processes to increase manufacturing efficiency, update product designs to reduce costs and develop new products the benefits of which support stable or increased prices. Our ability to pass through increased raw material costs to our original equipment manufacturer customers is limited, with cost recovery less than 100% and often on a delayed basis. We cannot assure you that we will be able to reduce costs in an amount equal to annual price reductions and increases in raw material costs.

We rely on sales to several major customers

Our worldwide sales in 2005 to Ford Motor Company, Volkswagen, DaimlerChrysler and General Motors Corporation constituted approximately 16%, 13%, 12% and 9%, respectively, of our 2005 consolidated sales. These four customers constituted approximately 50% of our 2005 sales. Credit rating agencies rate two of these customers below investment grade. The corresponding percentages for 2004 were 21%, 10%, 14% and 10%. No other single customer accounted for more than 10% of our consolidated sales in 2005 or 2004.

Although we have had long-standing relationships with each of Ford, Volkswagen, DaimlerChrysler, General Motors and have sold a wide variety of products to various divisions of each company globally, the loss of any significant portion of our sales to any of these customers would have a material adverse effect on our financial position and operating results.

We are sensitive to the effects of our major customers’ labor relations

All three of our primary North American customers, Ford, DaimlerChrysler and General Motors have major union contracts with the United Automobile, Aerospace and Agricultural Implement Workers of America. Because of domestic original equipment manufacturers’ dependence on a single union, we are affected by labor difficulties and work stoppages at original equipment manufacturers’ facilities. Similarly, a majority of our global customers’ operations outside of North America are also represented by various unions. Any work stoppage could have a material adverse effect on our financial position and operating results.

Part of our labor force is unionized

As of December 31, 2005, approximately 24% of our U.S. hourly employees were unionized. Our two most significant domestic collective bargaining agreements are for our Muncie, Indiana plant and our Ithaca, New York plants. The Muncie agreement expires in May 2009 and the Ithaca agreement expires in October 2008. The hourly workers at our European and certain Asian facilities are also unionized. While we believe that our relations with our employees are good, a prolonged dispute with our employees could have a material adverse effect on our financial position and operating results.

We are subject to extensive environmental regulations

Our operations are subject to laws governing, among other things, emissions to air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. We believe that our business, operations and activities have been and are being operated in compliance in all material respects with applicable environmental and health and safety laws. However, the operation of automotive parts manufacturing plants entails risks in these areas, and we cannot assure you that we will not incur material costs or liabilities as a result. Furthermore, through various acquisitions over the years, we have acquired a number of manufacturing facilities, and we cannot assure you that we will not incur materials costs and liabilities relating to activities that predate our ownership. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws that may be adopted in the future.

We believe that the overall impact of compliance with regulations and legislation protecting the environment will not have a material adverse effect on our future financial position or operating results, but we cannot assure you that this will be the case. Capital expenditures and expenses in 2005 attributable to compliance with environmental laws were not material.

We may have liability in our material costs related to product warranties, environmental and regulatory matters, litigation and other claims

We and certain of our current and former direct and indirect corporate predecessors, subsidiaries and divisions have been identified by the United States Environmental Protection Agency and certain state environmental agencies and private parties as potentially responsible parties at various hazardous waste disposal sites under the Comprehensive Environmental Response, Compensation and Liability Act and equivalent state laws. As a result, as of December 31, 2005, we may be liable for the cost of clean-up and other remedial activities at 38 of these sites.

Based on information available to us, we have established an accrual in our financial statements for indicated environmental liabilities, with a balance of approximately $38.3 million at December 31, 2005. We currently expect this amount to be expended over the next three to five years.

We believe that none of these matters, individually or in the aggregate, will have a material adverse effect on our future financial position or operating results, either because estimates of the maximum potential liability at a site are not large or because liability will be shared with other potentially responsible parties. However, we cannot assure you of the ultimate outcome.

We provide warranties to our customers for some of our products. Under these warranties, we may be required to bear costs and expenses for the repair or replacement of these products. We cannot assure you that costs and expenses associated with these product warranties will not be material, or that those costs will not exceed any amounts accrued for such warranties in our financial statement.

Based upon information available to us, we have established an accrual in our financial statements for product warranties, with a balance of approximately $44.0 million at December 31, 2005.

We are also party to, or have an obligation to defend a party to, various legal proceedings, including those described in Note 14 to the Notes to the Consolidated Financial Statements. Although we believe that none of these matters is likely to have a material adverse effect on our financial condition or future operating results, there can be no assurance as to the ultimate outcome of any such matter or proceeding.

Our growth strategy may prove unsuccessful.

We have a stated goal of increasing revenues and operating revenues at a rate greater than global vehicle production by increasing content per vehicle with innovative new components and through select acquisitions. We may not meet our goal because of any of the following: (a) a significant decrease in the production of sport utility vehicles and light trucks, high content vehicles for us; (b) the failure to develop new products which will be purchased by our customers; (c) technology changes rendering our products obsolete; (d) a reversal of the trend of supplying systems (which allows us to increase content per vehicle) instead of components; and (e) the failure to find suitable acquisition targets or the failure to integrate operations of acquired businesses quickly and cost effectively.

We are subject to risks related to our international operations.

We have manufacturing and technical facilities in many regions and countries, including North America, Europe, China, India, South Korea, Japan, and Brazil and sell our products worldwide. For 2005, approximately 55 percent of our sales were outside North America. Consequently, our results could be affected by changes in trade, monetary and fiscal policies, trade restrictions or prohibitions, import or other charges or taxes, and fluctuations in foreign currency exchange rates, changing economic conditions, and political instability and disputes.

We may not realize sales represented by awarded business.

We base our growth projections, in part, on commitments made by our customers. These commitments generally renew yearly during a program life cycle. If actual production orders from our customers do not approximate such commitments, it could have a material adverse effect on our growth and financial performance.

We are impacted by the rising cost of providing pension and other postretirement benefits.

The automotive industry, like other industries, continues to be impacted by the rising cost of providing pension and other postretirement benefits. To partially address this impact, we adjusted certain retiree medical plans effective April 1, 2006 to provide certain participating retirees with continued access to group health coverage while reducing our subsidy of the program. See “Item 1. Legal Proceedings” in our Current Report on Form 10-Q for the quarterly period ended September 30, 2006 filed with the SEC and any additional descriptions in the reports we subsequently file with the SEC.

Certain defined benefit pension plans we sponsor are currently underfunded.

We sponsor certain defined benefit pension plans worldwide that are underfunded and will require cash payments. Additionally, if the performance of the assets in our pension plans does not meet our expectations, or if other actuarial assumptions are modified, our required contributions may be higher than we expect. See Note 11 to our audited consolidated financial statements for the year ended December 31, 2005 and “New Accounting Pronouncements” in “Item 2. Management’s Discussions and Analysis of Financial Condition and Results of Operations” in our Current Report on Form 10-Q for the quarterly period ended September 30, 2006 filed with the SEC and any additional descriptions in the reports we subsequently file with the SEC.

Our ability to make payments on the debt securities is dependent upon the financial performance of our subsidiaries and the payment of funds to us by our subsidiaries.

We are a holding company with no material assets other than the stock of our subsidiaries. Our subsidiaries conduct substantially all of our operations and own substantially all of our assets. Consequently, our operating cash flow and our ability to make principal and interest payments on our outstanding indebtedness depend upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment on the debt securities or otherwise.

The debt securities effectively will rank junior to all liabilities of our subsidiaries. As of September 30, 2006, $100.2 million of our $763.0 million in total consolidated indebtedness was at the subsidiary level. In the event of a bankruptcy, liquidation or dissolution of any of our subsidiaries, and following payment of these liabilities, our subsidiaries may not have sufficient assets remaining to make payments to us as a stockholder or otherwise.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds of any debt securities sold for general corporate purposes, which may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other corporate obligations, financing of capital expenditures and acquisitions, investment in existing and future projects, and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness. We anticipate that we will raise additional funds from time to time through equity or debt financings to repay outstanding indebtedness and to finance our businesses.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the periods indicated below were as follows:

Nine Months Ended September 30,		Year Ended December 31,
2006	2005	2005	2004	2003	2002	2001
7.31x	6.44x	6.75x	8.55x	7.04x	5.81x	2.83x

In the computation of our ratios of earnings to fixed charges, earnings consist of earnings before income taxes, minority interests and equity in affiliate earnings, plus fixed charges, amortization of capitalized interest, and dividends received from equity affiliates, less capitalized interest. Fixed charges consist of interest expensed and capitalized and one-third of rental expense (approximate portion representing interest).

DESCRIPTION OF DEBT SECURITIES

The following descriptions of the terms of the debt securities set forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such offered debt securities. To the extent that any prospectus supplement is inconsistent with any provision in this summary, the information contained in such prospectus supplement will control.

The debt securities that will be our senior debt securities will be issued under an Indenture dated as of September 23, 1999, as supplemented (the “Senior Debt Indenture”), between us and The Bank of New York Trust Company, N.A. (the “Senior Trustee”). The debt securities that will be our subordinated debt (“Subordinated Debt Securities”) will be issued under an Indenture (the “Subordinated Debt Indenture” and, collectively with the Senior Debt Indenture, the “Indentures”), to be entered into between us and a trustee to be determined (the “Subordinated Trustee”). The Senior Debt Indenture has been filed with the SEC as an exhibit to our Current Report on Form 8-K filed October 6, 1999 and is incorporated herein by reference. The forms of the senior debt securities have been filed, or will be filed, with the SEC and incorporated by reference as exhibits to the registration statement and you should read them for the provisions that may be important to you. The forms of the Subordinated Debt Indenture and the Subordinated Debt Securities have been filed, or will be filed, with the SEC and incorporated by reference as exhibits to the registration statement and you should read them for the provisions that may be important to you. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We have summarized certain provisions of the Indentures and the debt securities below. The summary is not complete and is subject to, and qualified in its entirety by reference to, the Indentures and the debt securities. Capitalized terms used in the summary have the meanings set forth in the applicable Indenture unless otherwise defined herein.

General

The debt securities will be our unsecured senior or subordinated obligations.

The Indentures do not limit the amount of debt securities that we may issue thereunder and provide that we may issue debt securities under the Indentures from time to time in one or more series.

Reference is made to the prospectus supplement for the following terms of and information relating to the offered debt securities (to the extent such terms are applicable to such debt securities):

•	classification as senior or subordinated debt securities;

•	the specific designation, aggregate principal amount, purchase price and denomination of the offered debt securities;

•	the currency or units based on or relating to currencies in which such debt securities are denominated and/or in which principal (and premium, if any) and/or any interest will or may be payable;

•	any date of maturity;

•
the method by which amounts payable in respect of principal, premium (if any) or interest on, or upon the redemption of, such debt securities may be calculated, and any currencies or indices, or value, rate or price, relevant to such calculation;

•	interest rate or rates (or the method by which such rate or rates will be determined), if any;

•	the date or dates on which any such interest will be payable;

•	the place or places where the principal of and interest, if any, on the offered debt securities will be payable;

•	any redemption, repayment or sinking fund provisions for the offered debt securities;

•
whether the offered debt securities will be issuable in registered form or bearer form (“Bearer Securities”) or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Bearer Securities;

•
any applicable U.S. federal income tax consequences, including whether and under what circumstances we will pay additional amounts on offered debt securities held by a person who is not a U.S. person (as defined in this prospectus or the applicable prospectus supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

•	the anticipated market for the offered debt securities; and

•
any other specific terms of the offered debt securities, including any additional or different events of default, remedies or covenants provided for with respect to such debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

Debt securities may be presented for exchange and registered debt securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Bearer Securities and the coupons, if any, attached to such Bearer Securities will be transferable by delivery.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the relevant prospectus supplement.

We may issue debt securities from time to time with payment terms which are calculated by reference to the value or price of one or more currencies or indices. Holders of such debt securities may receive a payment of the principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, or a redemption amount on any redemption date that is greater than or less than the principal amount of such debt securities, depending upon the value or price on such dates of the applicable currency or index. Information for determining the amount of principal, premium (if any), interest or redemption amounts payable on any date, the currencies, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the relevant prospectus supplement.

Certain Definitions

“Attributable Indebtedness” means, with respect to any Sale/Leaseback Transaction as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligations of the lessee under such lease for Net Rental Payments during the remaining term of the lease (including any period for which such lease has been extended).

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (3) appropriate adjustments on account of minority interests of other Persons holding stock of our Subsidiaries, all as set forth on our most recent balance sheet (but, in any event, as of a date within 150 days of the date of determination) and computed in accordance with generally accepted accounting principles.

“Consolidated Net Worth” means the amount of total stockholders’ equity shown in our most recent consolidated statement of financial position.

“Current Assets” of any Person includes all assets of such Person that would in accordance with generally accepted accounting principles be classified as current assets.

“Current Liabilities” of any Person includes all liabilities of such Person that would in accordance with generally accepted accounting principles be classified as current liabilities.

“Net Rental Payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments or similar charges.

“Non-Recourse Indebtedness” means our indebtedness or the indebtedness of any of our Subsidiaries in respect of which the recourse of the holder of such indebtedness, whether direct or indirect and whether contingent or otherwise, is effectively limited to specified assets, and with respect to which neither we nor any of our Subsidiaries provide any credit support.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part thereof, that we own or that is owned by one of our Subsidiaries which constitutes a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or any portion thereof (together with the land upon which it is erected and fixtures comprising a part thereof) (1) which is financed by industrial development bonds or (2) which, in the opinion of our board of directors, is not of material importance to our total business conducted and the total business conducted by our Subsidiaries, taken as a whole. As of the date of this prospectus, we have only one manufacturing plant or warehouse that constituted a Principal Property.

“Sale/Leaseback Transaction” means any arrangement with any Person pursuant to which we or any of our Subsidiaries lease for a period of more than three years, any real or personal property, which property we have or such Subsidiary has sold or transferred or will sell or transfer to such Person in contemplation of such leasing.

“Subsidiary” of a Person means (1) any corporation more than 50% of the outstanding securities having ordinary voting power of which is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (2) any partnership or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned. For the purposes of this definition, “Securities Having Ordinary Voting Power” means securities or other equity interests that ordinarily have voting power for the election of directors, or persons having management power with respect to the Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

Senior Debt

The debt securities and coupons, if any, appertaining thereto that will constitute part of our senior debt will be issued under the Senior Debt Indenture and will rank pari passu with all of our other unsecured and unsubordinated debt.

Limitation On Liens

The Senior Debt Indenture provides that we will not, and will not permit any of our Subsidiaries to, issue, assume or guarantee any indebtedness for money borrowed (“Debt”) if such Debt is secured by a mortgage, pledge, security interest or lien (a “Mortgage” or “Mortgages”) upon any of our Principal Properties or of any of our Subsidiaries’ Principal Properties or upon any shares of stock or other stock or other equity interest or indebtedness of any of our Subsidiaries (whether such property, shares of stock or other equity interest or indebtedness is now owned or hereafter acquired) which owns any Principal Property, without in any such case effectively providing that the debt securities shall be secured equally and ratably with (or prior to) such Debt; provided, however, that the foregoing restrictions shall not apply to:

•	mortgages existing on the date the debt securities are originally issued or mortgages provided for under the terms of agreements existing on such date;

•	mortgages on Current Assets securing Current Liabilities;

•
mortgages on any property we or any of our Subsidiaries acquire, construct, alter or improve after the date of the Indenture that are created or assumed contemporaneously with or within one year after such acquisition (or, in the case of property constructed, altered or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost of such property, provided that in the case of any such construction, alteration or improvement the mortgages shall not apply to any property we or any of our Subsidiaries theretofore owned, other than (1) the property so altered or improved and (2) any theretofore unimproved real property on which the property so constructed or altered, or the improvement, is located;

•
existing mortgages on property we or any of our Subsidiaries acquire (including mortgages on any property acquired from a Person that is consolidated with or merged with or into us or any of our Subsidiaries) or mortgages outstanding at the time any Person becomes one of our Subsidiaries that are not incurred in connection with such entity becoming one of our Subsidiaries;

•	mortgages in our or any of our Subsidiaries’ favor;

•
mortgages on any property (1) in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, (2) securing indebtedness incurred to finance all or any part of the purchase price or cost of constructing, installing or improving the property subject to such mortgages, including mortgages to secure Debt of the pollution control or industrial revenue bond type, or (3) securing indebtedness issued or guaranteed by the United States, any state, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction; and

•
any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing bullet points; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, together with the reasonable costs related to such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property that secured the mortgage so extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, we and any of our Subsidiaries may, without securing the debt securities, issue, assume or guarantee secured Debt (that would otherwise be subject to the foregoing restrictions) in an aggregate amount that, together with all other such secured Debt and the aggregate amount of our and our Subsidiaries’ Attributable Indebtedness deemed to be outstanding in respect of all Sale/Leaseback Transactions entered into pursuant to the provisions described below under “— Limitation on Sale/Leaseback Transactions” (excluding any such Sale/Leaseback Transactions the proceeds of which have been applied in accordance with clauses (2) or (3) under the “— Limitation on Sale/Leaseback Transactions” covenant described below), does not exceed 10% of the Consolidated Net Worth, as shown on a consolidated balance sheet as of a date not more than 90 days prior to the proposed transaction we prepare in accordance with generally accepted accounting principles.

Limitation On Sale/Leaseback Transactions

The Senior Debt Indenture provides that we will not, and will not permit any of our Subsidiaries to, enter into any Sale/Leaseback Transaction with any Person (other than us or one of our Subsidiaries) unless:

(1)
at the time of entering into such Sale/Leaseback Transaction, we or such Subsidiary would be entitled to incur Debt, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a mortgage on the property subject to such Sale/Leaseback Transaction, pursuant to the provisions of the covenant described under “— Limitation on Liens” without equally and ratably securing the debt securities pursuant to such provisions;

(2)
after the date on which debt securities are first issued, and within a period commencing six months prior to the consummation of such Sale/Leaseback Transaction and ending six months after the consummation thereof, we or such Subsidiary shall have expended for property used or to be used in our or such Subsidiary’s ordinary course of business (including amounts expended for additions, expansions, alterations, repairs and improvements thereto) an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction, and we shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (3) below); or

(3)
during the 12-month period after the effective date of such Sale/Leaseback Transaction, we shall have applied to the voluntary defeasance or retirement of debt securities or any of our pari passu indebtedness an amount equal to the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction, which amount shall not be less than the fair value of such property at the time of entering into such Sale/Leaseback Transaction (adjusted to reflect any amount we expended as set forth in clause (2) above), less an amount equal to the principal amount of such debt securities and pari passu indebtedness we voluntarily defeased or retired within such 12-month period and not designated as a credit against any other Sale/Leaseback Transaction we or any of our Subsidiaries entered into during such period.

Unless otherwise specified in the prospectus supplement relating to a particular series of offered debt securities, the covenants applicable to the debt securities would not necessarily afford holders protection in the event that we are involved in a highly leveraged or other transaction, or in the event of a material adverse change in our financial position or results of operations. Unless otherwise specified in the prospectus supplement relating to a particular series of offered debt securities, the debt securities do not contain any other provisions that are designed to afford protection in the event that we are involved in a highly leveraged transaction.

Subordinated Debt

The debt securities and coupons, if any, attached to such debt securities that will constitute part of the Subordinated Debt Securities will be issued under the Subordinated Debt Indenture and will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all of our Senior Indebtedness. The Subordinated Debt Indenture defines “Senior Indebtedness” as all of our indebtedness, including indebtedness we have guaranteed or assumed, for borrowed money or evidenced by bonds, debentures, notes, letters of credit, interest rate exchange agreements, currency exchange agreements, commodity forward contracts or other similar instruments, or indebtedness or obligations with respect to any lease of real or personal property whether existing on the date hereof or hereinafter incurred, and any guarantee, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, provided that Senior Indebtedness shall not include (1) obligations that, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, were without recourse to the issuer, (2) our obligations to any of our Subsidiaries and (3) any other obligations which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the Subordinated Debt Securities.

In the event (1) of any insolvency or bankruptcy proceedings, or any receivership, liquidation or other similar proceedings including reorganization in respect of our company or a substantial part of our property, or (2) that (a) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness or (b) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, unless, in the case of a default under clause (b) above, the default with respect to the Senior Indebtedness is cured or waived, or 180 days pass after notice of the default is given to the holders of Senior Indebtedness (unless the maturity of such Senior Indebtedness has been accelerated), then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount unpaid thereon, or provision shall be made, in accordance with the relevant Senior Indebtedness, for such payment in money or money’s worth, before the holders of any of the Subordinated Debt Securities or coupons are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such Subordinated Debt Securities or of such coupons. No new period of suspension of payments under clause (b) above may be commenced by reason of the same event of default (or any other event of default that existed or was continuing on the date of the commencement of such period) within twelve months after the first such notice relating thereto. Without limitation of the foregoing, upon any acceleration of the Subordinated Debt Securities because of an event of default, we must promptly notify the holders of Senior Indebtedness of such acceleration, and may not pay the Subordinated Debt Securities unless (A) 120 days pass after such acceleration and (B) the terms of the Subordinated Debt Indenture permit such payment at such time.

By reason of such subordination, in the event of our bankruptcy, insolvency or liquidation, our creditors who are holders of Senior Indebtedness and our general creditors may recover more, ratably, than holders of the Subordinated Debt Securities. Certain of our contingent obligations, including certain guarantees, letters of credit, interest rate exchange agreements, currency exchange agreements and commodity forward contracts, would constitute Senior Indebtedness if we became obligated to pay such contingent obligations.

We expect from time to time to incur additional indebtedness constituting Senior Indebtedness. The Subordinated Debt Indenture does not prohibit or limit the incurrence of additional Senior Indebtedness or any other indebtedness and does not require us to adhere to financial covenants or similar restrictions. To the extent we issue Subordinated Debt Securities, we refer you to the applicable prospectus supplement for the amount of Senior Indebtedness outstanding.

Conversion and Exchange

The terms, if any, on which debt securities of any series will be convertible into or exchangeable for our common stock or preferred stock, property or cash, or a combination of any of the foregoing, will be summarized in the prospectus supplement relating thereto. Such terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder, or at our option, in which case the number of our shares of common stock or preferred stock to be received by the holders of the debt securities would be calculated according to the factors and at such time as summarized in the related prospectus supplement. The prospectus supplement will also summarize the material federal income tax consequences applicable to such convertible or exchangeable debt securities.

Events of Default

An “Event of Default” is defined under each Indenture with respect to debt securities of any series issued under such Indenture as being:

•	default in the payment of any interest on any debt security when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal of any debt security at its maturity;

•	default in our performance (or our breach) of any of our covenants or agreements in such Indenture, continued for 90 days after we receive written notice;

•
acceleration of, or any failure to pay at final maturity, any of our or our Subsidiaries’ Debt (other than the debt securities or Non-Recourse Indebtedness) in an aggregate amount in excess of $25 million if such acceleration is not rescinded or annulled, or such indebtedness shall not have been discharged, within 15 days after we receive written notice thereof; and

•	certain events of our or of one of our Significant Subsidiaries’ bankruptcy, insolvency or reorganization.

Each Indenture provides that if an Event of Default, other than certain events with respect to our bankruptcy, insolvency or reorganization, shall occur and be continuing, then the Senior Trustee or the Subordinated Trustee, as the case may be, or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities may, by a notice in writing to us (and to the Senior Trustee or the Subordinated Trustee, as the case may be, if given by the holders), declare the principal of the debt securities, and all accrued and unpaid interest thereon, to be due and payable immediately. If an Event of Default with respect to certain events of our bankruptcy, insolvency or reorganization shall occur and be continuing, then the principal on the debt securities, and all accrued and unpaid interest thereon, shall be due and payable immediately without any act on the part of the Senior Trustee or the Subordinated Trustee, as the case may be, or any holder.

The holders of not less than a majority in principal amount of the outstanding debt securities may, on behalf of the holders of all of the debt securities, waive any past default under the Indenture and its consequences, except a default (1) in respect of the payment of principal of or interest on the debt securities or (2) in respect of a covenant or provision that cannot be modified or amended without the consent of each holder.

Under each Indenture we are required to file annually with the Senior Trustee or the Subordinated Trustee, as the case may be, an officers’ certificate as to our compliance with all conditions and covenants. Each Indenture will provide that the Senior Trustee or the Subordinated Trustee, as the case may be, may withhold notice to the holders of the debt securities of any default (except payment defaults on the debt securities) if it considers it to be in the interest of such holders to do so.

Subject to the provisions of each Indenture relating to the duties of the Senior Trustee or the Subordinated Trustee, as the case may be, each Indenture provides that when an Event of Default occurs and is continuing, the Senior Trustee or the Subordinated Trustee, as the case may be, will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Senior Trustee or the Subordinated Trustee, as the case may be, reasonable security or indemnity. Subject to such provisions concerning the rights of the Senior Trustee or the Subordinated Trustee, as the case may be, the holders of a majority in aggregate principal amount of the outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee or the Subordinated Trustee, as the case may be, or exercising any trust or power conferred on the Senior Trustee or the Subordinated Trustee, as the case may be, under such Indenture.

Consolidation, Merger and Sale of Assets

Each Indenture provides that we will not consolidate with or merge into any other corporation, or convey, transfer or lease, or permit one or more of our Significant Subsidiaries to convey, transfer or lease, all or substantially all of our property and assets on a consolidated basis, to any Person unless (1) either we are the continuing corporation or such corporation or Person assumes by supplemental indenture all of our obligations under such Indenture and the debt securities issued thereunder, (2) immediately after such transaction no Default or Event of Default shall exist and (3) the surviving corporation or such Person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia.

Modification or Waiver

Each Indenture provides that we may modify and amend such Indenture, and the Senior Trustee or the Subordinated Trustee, as the case may be, may modify and amend such Indenture with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities; provided that no such modification or amendment may, without the consent of each holder, among other things:

•	change the maturity of the principal of, or any installment of interest on, the debt securities;

•	reduce the principal amount of, or the rate of interest on, the debt securities;

•	change the place or currency of payment of principal of, or interest on, the debt securities;

•	impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof;

•	reduce the percentage of holders necessary to modify or amend such Indenture or to consent to any waiver thereunder or reduce the requirements for voting or quorum described below; or

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any past default.

Each Indenture provides that we may modify and amend such Indenture, and the Senior Trustee or the Subordinated Trustee, as the case may be, may modify and amend such Indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another Person to our company and the assumption by such Person of our covenants contained in such Indenture and the debt securities;

•	to add covenants of our company for the benefit of the holders or to surrender any right or power conferred upon our company;

•	to add Events of Default;

•	to secure the debt securities;

•	to evidence and provide for the acceptance of appointment by a successor Senior Trustee or a successor Subordinated Trustee, as the case may be;

•	to cure any ambiguity, defect or inconsistency in such Indenture; provided such action does not adversely affect the interests of the holders;

•
to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance and discharge of the debt securities; provided such action shall not adversely affect the interests of the holders; or

•	to conform with the requirements of the Trust Indenture Act.

Defeasance and Covenant Defeasance

We may, at our option and at any time, terminate our obligations with respect to the outstanding debt securities (“Defeasance”). Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities, except for (1) the rights of the holders of outstanding debt securities to receive payment in respect of the principal of and interest on such debt securities when such payments are due, (2) our obligations to issue temporary debt securities, register and transfer or exchange any debt securities, replace mutilated, destroyed, lost or stolen debt securities, maintain an office or agency for payments in respect of the debt securities and segregate and hold money in trust, (3) the rights, powers, trusts, duties and immunities of the Senior Trustee or the Subordinated Trustee, as the case may be, and (4) the Defeasance provisions of the applicable Indenture. In addition, we may, at our option and at any time, elect to terminate our obligations with respect to the debt securities (being primarily the restrictions described under “— Limitation on Liens” and “— Limitation on Sale/Leaseback Transactions”), and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the debt securities (“Covenant Defeasance”).

In order to exercise either Defeasance or Covenant Defeasance:

•
we must irrevocably deposit with the Senior Trustee or the Subordinated Trustee, as the case may be, in trust, for the benefit of the holders, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and interest on the outstanding debt securities to maturity;

•
we must deliver to the Senior Trustee or the Subordinated Trustee, as the case may be, an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Defeasance or Covenant Defeasance, and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance or Covenant Defeasance had not occurred (in the case of Defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service issued, or a change in applicable federal income tax laws occurring, after the date hereof);

•
no Default or Event of Default shall have occurred and be continuing on the date of such deposit or, insofar as the last bullet point under the first paragraph under “— Events of Default” is concerned, at any time during the period ending the 91st day after the date of deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

•
such Defeasance or Covenant Defeasance shall not cause the Senior Trustee or the Subordinated Trustee, as the case may be, to have a conflicting interest (as defined by the Trust Indenture Act) with respect to any of our securities;

•
such Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the applicable Indenture or any material agreement or instrument to which we are a party or by which we are bound; and

•
we shall have delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the applicable Indenture to either Defeasance or Covenant Defeasance, as the case may be, have been complied with and that no violations under agreements governing any other outstanding Debt would result.

Satisfaction and Discharge

Each Indenture provides that it will be discharged and will cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of the debt securities, as expressly provided for in such Indenture) as to all outstanding debt securities when (1) either (a) all the debt securities theretofore authenticated and delivered (except lost, stolen or destroyed debt securities which have been replaced or paid and debt securities for whose payment money or certain U.S. Government Obligations has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, for cancellation or (b) all debt securities not theretofore delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, for cancellation have become due and payable or will become due and payable at maturity within one year and we have irrevocably deposited or caused to be deposited with the Senior Trustee or the Subordinated Trustee, as the case may be, funds in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, for cancellation, for principal of and interest on the debt securities to the date of deposit together with irrevocable instructions from us directing the Senior Trustee or the Subordinated Trustee, as the case may be, to apply such funds to the payment thereof at maturity; (2) we have paid or have caused to be paid all other sums payable under such Indenture by us; and (3) we have delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, an officers’ certificate and an opinion of counsel stating that all conditions precedent under such Indenture relating to the satisfaction and discharge of such Indenture have been complied with.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold debt securities in “street name” through accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. Instead, we, the Senior Trustee and the Subordinated Trustee will recognize only the registered holder, bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. Street name and other indirect holders should consult their banks or brokers for information on their procedures with respect to these matters.

Direct Holders

Our obligations, as well as the obligations of the Senior Trustee and the Subordinated Trustee and those of any third parties employed by us, the Senior Trustee and the Subordinated Trustee, under the debt securities run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners of global securities can only be indirect holders. We require that the global security be registered in the name of a financial institution we select. We also require that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described in the section “Legal Ownership and Book-Entry Issuance” below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. Each prospectus supplement will indicate whether a series of debt securities covered by that prospectus supplement will be issued only in the form of global securities.

The Trustees

The Indentures and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Senior Trustee or the Subordinated Trustee, as the case may be thereunder, should the Senior Trustee or the Subordinated Trustee, as the case may be, become one of our creditors, to obtain payment of claims in certain cases. We may from time to time maintain bank accounts and have other customary banking relationships with and obtain credit facilities and lines of credit from the Senior Trustee or the Subordinated Trustee, in the ordinary course of business; provided, however, that if the Senior Trustee or the Subordinated Trustee, as the case may be, acquires any conflicting interest (as defined in Section 310(b) of the Trust Indenture Act), it must eliminate such conflict or resign.

We have appointed the Senior Trustee, at the offices specified in the Senior Debt Indenture, as registrar, principal paying agent and transfer agent for the senior debt securities. We will appoint the Subordinated Trustee, at the offices specified in the Subordinated Debt Indenture, as registrar, principal paying agent and transfer agent for the Subordinated Debt Securities. In such capacities, the Senior Trustee or the Subordinated Trustee, as the case may be, will be responsible for, among other things, (1) maintaining a record of the aggregate holdings of global securities and accepting debt securities for exchange and registration of transfer, (2) ensuring that payments of principal of and interest on global securities and other debt securities received from us by the Senior Trustee or the Subordinated Trustee, as the case may be, are duly paid to The Depository Trust Company (“DTC”) or its nominee or the holders thereof, as the case may be, and (3) transmitting to us any notices from holders of debt securities. We will cause the transfer agent to act as a registrar. We may vary or terminate the appointment of the transfer agent or appoint additional or other transfer agents or approve any change in the office through which any transfer agent acts.

DESCRIPTION OF COMMON STOCK

The following summary description of our common stock is based on the provisions of our restated certificate of incorporation and by-laws and the applicable provisions of the Delaware general corporation law. This information is qualified entirely by reference to the provisions of our restated certificate of incorporation, our by-laws and the Delaware general corporation law. For information on how to obtain copies of our restated certificate of incorporation and by-laws, see “Where You Can Find More Information” below.

Authorized Capital

We currently have authority to issue 80,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock, $0.01 par value, 50,000,000 shares of voting common stock, $0.01 par value, and 25,000,000 shares of non-voting common stock, $0.01 par value. As of September 30, 2006, 57,555,044 shares of our voting common stock were issued and outstanding, and no shares of our non-voting common stock or preferred stock were issued or outstanding.

The rights of the holders of our voting and non-voting common stock discussed below are subject to the rights that our board of directors may from time to time confer on holders of our preferred stock issued in the future. These rights may adversely affect the rights of holders of our voting common stock, non-voting common stock, or both.

Requirements for Advance Notification or Stockholder Proposals and Nominations

Our by-laws contain provisions requiring that a stockholder deliver advance notice of any business that such stockholder intends to raise at an annual meeting of stockholders and providing for procedures to be followed if a stockholder wishes to nominate a person to be elected as a director. To be timely, the stockholder must give written notice to our Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the next annual meeting is more than 30 days before, or more than 60 days after, the first anniversary of the preceding year’s annual meeting, the stockholder must deliver notice to our Secretary not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The notice must provide information about the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is being made, each person whom the stockholder proposes to nominate for election or reelection as director, and the business to be brought before the meeting. In addition, if we plan to increase the size of our board of directors, and we do not publicly announce all of the nominees for election or specify the size of the increased board of directors at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder will have ten days following the date of our public announcement to give notice with respect to nominees for any new positions created by such increase.

Special Meetings

Subject to the rights of holders of preferred stock, special meetings of stockholders may be called only by our board of directors pursuant to a resolution approved by a majority of the total number of directors, or by a person or committee expressly so authorized by our board of directors pursuant to a resolution approved by a majority of the total number of directors. According to our by-laws, if we call a special meeting to elect directors to our board of directors, a stockholder may nominate individuals for election if such stockholder delivers notice to our Secretary not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board of directors to be elected at such meeting.

Voting Rights

Each holder of our common stock is entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders, and does not have cumulative voting rights. In general, holders of our non-voting common stock do not have voting rights, other than those required by law. However, holders of non-voting common stock may vote as a separate class on amendments to the restated certificate of incorporation that adversely affect their powers, preferences or special rights as holders of non-voting common stock.

Conversion Rights

Qualified institutional investors who are subject to regulatory requirements that forbid or limit their right to own general voting stock may convert their common stock into non-voting common stock on a share-for-share basis as needed to satisfy applicable regulatory requirements, or directly purchase non-voting common stock because of such regulatory requirements. Thereafter, the non-voting common stock may be converted into common stock on a share-for-share basis in such circumstances as are permitted by applicable regulatory requirements.

Dividends

Subject to any preferential rights of any of our outstanding preferred stock, holders of our common stock and non-voting common stock, treated as a single class, are entitled to receive, based on the number of shares held, cash dividends when and as declared by our board of directors from funds legally available for such purpose.

Rights Upon Liquidation

If we liquidate, holders of our common stock and non-voting common stock, treated as a single class, are entitled to receive, based on the number of shares held, all of the assets available for distribution to stockholders after payment of all prior claims, including any preferential liquidation rights of any preferred stock outstanding at that time. The holders of our common stock and non-voting common stock do not have any redemption rights.

No Action by Written Consent

Subject to the rights of holders of preferred stock, any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be affected by any consent in writing by such stockholders.

Other Rights

The holders of our common stock and non-voting common stock do not have preemptive rights to subscribe to any additional shares of any class of our capital stock. All of our outstanding shares of common stock are, and, upon conversion or exchange, any issued shares of our common stock and/or non-voting common stock will be, fully paid and non-assessable. Our common stock and non-voting common stock do not have any sinking fund provisions.

Our voting common stock is listed for trading on the New York Stock Exchange under the symbol “BWA” and the transfer agent and registrar for our voting common stock is Mellon Investor Services, L.L.C..

Some Important Charter and Statutory Provisions

Our restated certificate of incorporation provides for the division of our board of directors into three classes of directors, each serving staggered, three-year terms. In addition, our restated certificate of incorporation and our by-laws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of our outstanding voting power. Our restated certificate of incorporation further provides generally that any alteration, amendment or repeal of its sections regarding the composition, election and classification of our board of directors requires the approval of the holders of at least 80% of our outstanding voting power.

Our restated certificate of incorporation also provides that when it is evaluating any proposal from another party to (1) make a tender offer for our equity securities, (2) merge or consolidate us with another corporation or (3) purchase or otherwise acquire substantially all of our properties and assets, our board of directors must give due consideration to all relevant factors, including the social and economic effects on our employees, customers, suppliers and other constituents and the communities in which we operate or are located.

Our restated certificate of incorporation provides that a director will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for paying a dividend or approving a stock repurchase or redemption in violation of Section 174 of the Delaware general corporation law; or

•	for any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation also provides that each of our current or former directors, officers, employees or agents, or each such person who is or was serving or who had agreed to serve at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of that person), will be indemnified by us to the fullest extent permitted by the Delaware general corporation law. Our restated certificate of incorporation also specifically authorizes us to enter into agreements with any person providing for indemnification greater or different than that provided by our restated certificate of incorporation.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our company or our management.

We are subject to the provisions of Section 203 of the Delaware general corporation law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

(1)	prior to that date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2)
when the transaction that resulted in such person becoming an interested stockholder was completed, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding, for purposes of determining the number of shares outstanding, shares owned by some directors or employee stock plans; or

(3)
on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote, and not by the written consent, of at least two-thirds of outstanding voting stock, excluding the stock owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, who together with affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own, 15% or more of the corporation’s outstanding voting stock.

Stockholder Rights Plan

On July 21, 1998, our board of directors adopted a stockholder rights plan and, on July 22, 1998, signed a rights agreement with Mellon Investor Services, L.L.C., as rights agent. A copy of our rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. Under our stockholder rights plan, one preferred stock purchase right is attached to each outstanding share of our common stock. We refer to these preferred stock purchase rights as the “rights.” Each share of common stock and each share of non-voting common stock issued in the future will also receive a right until the rights become exercisable. Until a right is exercised, the holder of a right does not have any additional rights as a stockholder. These rights will expire on July 22, 2008, unless they are previously redeemed or exchanged by us as described below. These rights trade automatically with our common stock and non-voting common stock and will separate from the common stock and non-voting common stock and become exercisable only under the circumstances described below.

In general, the rights will become exercisable when the first of the following events happen:

(1)	ten calendar days after a public announcement that a person or group has acquired beneficial ownership of 20% or more of the sum of our outstanding common stock and non-voting common stock; or

(2)
ten business days, or such other date determined by our board of directors, after the beginning of, or announcement of an intention to begin, a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the sum of our outstanding common stock and non-voting common stock.

If the rights become exercisable, holders of the rights will be able to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock at a price of $300, subject to adjustment. However, all rights owned by any persons or groups triggering the event shall be void. If a person or group acquires 20% or more of the sum of our outstanding common stock and non-voting common stock then each right will entitle the holder (other than the 20% or more person or group that triggered the rights) to purchase a number of shares of our common stock in respect of rights attached to our common stock, or a number of shares of our non-voting common stock in respect of rights attached to our non-voting common stock, in either case having a market value of two times the exercise price of the right.

If we are acquired in a merger or other business combination transaction, or 50% or more of our consolidated assets or earning power are sold after a person or group acquires 20% or more of the sum of our outstanding common stock and non-voting common stock, then each right will entitle the holder (other than the 20% or more person or group that triggered the rights) to purchase a number of shares of common stock of the surviving or acquiring corporation having a market value of two times the exercise price of the right.

At any time after a person or group has acquired beneficial ownership of 20% or more of our outstanding common stock and non-voting common stock, our board of directors may, at its option, exchange all or any part of the then outstanding and exercisable rights for shares of common stock or shares of Series A Preferred Stock at an exchange ratio of one share of common stock or one one-hundredth of a share of Series A Junior Participating Preferred Stock per right. However, our board of directors will not be empowered to effect such exchange at any time after any person or group becomes the beneficial owner of 50% or more of our outstanding common stock.

Our board of directors may redeem the rights for $.01 per right at any time before a person or group has acquired beneficial ownership of 20% or more of the sum of our outstanding common stock and non-voting common stock. Our board of directors may generally reduce the 20% trigger to the higher of (1) the largest percentage then known to our company beneficially owned by a person or group or (2) 10%, and may otherwise amend the rights at any time before a person or group has acquired beneficial ownership of 20% or more of the sum of our outstanding common stock and non-voting common stock. The rights will expire at the close of business on July 22, 2008 unless we redeem them before that date.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

Unless otherwise provided in the prospectus supplement, the debt securities will be issued in the form of one or more global securities that will be deposited with, or on behalf of, the depositary or its nominee identified in the prospectus supplement relating to that series. The depositary will be DTC, unless otherwise indicated in the applicable prospectus supplement for a series. Book-entry securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged for the individual securities that it represents, a book-entry security may not be transferred except as a whole to a nominee of the depositary or to a successor depositary or any nominee of the successor.

Book-Entry Only Issuance - The Depository Trust Company

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owed subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). More information about DTC can be found at www.dtcc.com and www.dtc.org. Such information is not incorporated by reference in, and does not form a part of, this prospectus supplement or the accompanying prospectus.

Purchases of book-entry securities within the DTC system must be made by or through direct participants, which will receive a credit for the book-entry securities on DTC’s records. The ownership interest of each actual purchaser of each book-entry security (the “Beneficial Owners”) is in turn to be recorded on the direct and indirect participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the Beneficial Owners purchased book-entry securities. Transfers of ownership interests in the book-entry securities are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in book-entry securities, except in the event that use of the book-entry system is discontinued.

To facilitate subsequent transfers, all book-entry securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of book-entry securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the book-entry securities; DTC’s records reflect only the identity of the direct participants to whose accounts such book-entry securities are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

We expect that conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to Beneficial Owners and the voting rights of direct participants, indirect participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such debt securities to be redeemed.

Although voting with respect to the book-entry securities is limited to the holders of record of the book-entry securities, in those instances in which a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to book-entry securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such book-entry securities are credited on the record date (identified in a listing attached to the omnibus proxy).

As long as the book-entry securities are held by DTC or its nominee and DTC continues to make its same-day funds settlement system available to us, all payments on the book-entry securities will be made by us in immediately available funds to DTC. We have been advised that DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, any trustees or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment on book-entry securities to DTC is our responsibility or the responsibility of the relevant trustee (as applicable), disbursement of such payments to direct participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of direct and indirect participants.

Except as provided in this prospectus or the applicable prospectus supplement, a Beneficial Owner of a global debt security will not be entitled to receive physical delivery of debt securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the debt securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

DTC may discontinue providing its services as securities depository with respect to any debt securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depository is not obtained, note certificates will be required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the debt securities. We understand, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of our decision, but will only withdraw beneficial interests from a global note at the request of each Direct or Indirect Participant. In that event, certificates for the debt securities will be printed and delivered to the applicable Direct or Indirect Participant.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations. None of us, the trustees, any registrar and transfer agent, or any depositary, or any of their agents, will have any responsibility for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

PLAN OF DISTRIBUTION

We may sell the debt securities in and/or outside the United States: (1) through underwriters or dealers; (2) directly to a limited number of purchasers or to a single purchaser; or (3) through agents. The applicable prospectus supplement with respect to the debt securities will set forth the terms of the offering of the debt securities, including the name or names of any underwriters or agents, if any, the purchase price of the debt securities and the proceeds to us from such sale. In addition, the applicable prospectus supplement will set forth any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers. Any initial public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of debt securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the offered debt securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the offered debt securities if any are purchased.

If dealers are used in the sale of debt securities in respect of which this prospectus is delivered, we will sell such debt securities to the dealers as principals. The dealers may then resell such debt securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

The debt securities may be sold through agents we designate from time to time. Any agent involved in the offer or sale of the debt securities in respect to which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement relating thereto. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

We may sell the debt securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) with respect to any resale thereof. The terms of any such sales, including the terms of any bidding or auction process, will be described in the prospectus supplement relating thereto.

Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be our customers, engage in transactions with us, or perform services for us in the ordinary course of business.

In connection with an offering, certain persons participating in such offering may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities. Specifically, such persons may overallot such offering, creating a syndicate short position. In addition, such persons may bid for, and purchase, the debt securities in the open market to cover syndicate shorts or to stabilize the price of the debt securities. Finally, such persons may reclaim selling concessions allowed for distributing the debt securities in an offering, if such persons repurchase previously distributed debt securities in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. Such persons are not required to engage in these activities, and may end any of these activities at any time. The debt securities may or may not be listed on a national securities exchange. We cannot assure you as to the future liquidity of the trading market, if any, for any debt securities issued.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters relating to the debt securities offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005 and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2005, included and incorporated by reference in the registration statement, including the prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying a fee for the copying costs. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Also, the SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including BorgWarner. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange and information about us is also available at the NYSE’s office.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly filed documents into this prospectus, which means that we may disclose material information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act at any time after the initial filing of the registration statement, whether before or after it is declared effective, until the offering of the securities is terminated. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC and does not contain all of the information set forth in the registration statement.

The following documents that we previously filed with the SEC (SEC File No. 001-12162) are incorporated by reference; provided, however, that we are not incorporating, in each case, any document or information deemed to have been furnished and not filed in accordance with SEC rules.

(1) our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on February 17, 2006;

(2) our Proxy Statement on Schedule 14A, relating to our annual meeting of stockholders held on April 26, 2006, filed on March 23, 2006;

(3) our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, filed on April 27, 2006;

(4) our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, filed on July 27, 2006;

(5)  our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, filed on October 27, 2006;

(6) our Current Reports on Form 8-K filed February 1, February 8, April 27 (as to the Form 8-K including Items 1.01, 5.02 and 9.01 on such date), September 22, and October 30, 2006; and

(7) the description of our voting common stock contained in our registration statement on Form S-3/A (Registration No. 333-84931) filed on September 21, 1999, including any amendment or report filed for the purposes of updating such description.

We will provide at no cost to any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents, unless specifically incorporated by reference. You should direct any requests for documents to BorgWarner Inc., 3850 Hamlin Road, Auburn Hills, Michigan 48326, Attention: Corporate Secretary.

No dealer, salesperson or other person is authorized to provide any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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$200,000,000

Debt Securities

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Prospectus

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October 30, 2006